LICENSE OF TECHNOLOGY AND TRADE SECRETS

                                     Parties

         This  License  Agreement  is  made  by  and  between  FEULING  ADVANCED
TECHNOLOGIES, INC., A Nevada Corporation, its successors and/or assigns, ("Licensor"), and, KLEIN ENGINEERED COMPETITION COMPONENTS, INC., a Nevada corporation, with its principal office located in Tempe, Arizona ("Licensee").

                                    Recitals

         The Licensor is the owner of the entire right in and to patents, trademarks, and certain trade secret information concerning proprietary secret processes, techniques, tooling, customers, designs and proprietary know-how for the design and manufacture of the Center Fire Two Valve Cylinder Head Kits and Assemblies for the Big Block Chevrolet Engines. Licensee desires to obtain a scope of use license, and the Licensor is willing to grant, subject to the terms and conditions set forth in this Agreement, the licenses from the Licensor, for the specific scope of use and in the designated territory, to use the Licensor's intellectual property in the manufacture and sale in the after market of Center Fire Valve Cylinder Head Kits and Assemblies for Big Block Chevrolet Engine applications.

                               Terms of Agreement

                                    Article I
                               Certain Definitions

         Section 1.1 Use Throughout. Terms defined in this Article I and parenthetically elsewhere shall have the same meaning throughout this Agreement. Defined terms may be used in the singular or plural.

         Section 1.2 "Technology" means:

         1.2.1 The Licensor's secret processes, techniques, tooling designs, product designs and proprietary know-how and custom made proprietary machinery and tooling, plants, technology arising from and protected by the following U.S. Patents owned by Licensor:

                  U.S. Patent Number 4,838,219 for an Intake Port; U.S. Patent Number 4,976,231 for an Intake Port; U.S. Patent Number 4,815,706 for Valves; and,
                  U.S. Patent Number 5,445,135 for Combustion Chambers

         AND, certain trade secret information concerning proprietary secret processes, techniques, tooling, equipment, designs, customer lists, and proprietary know-how for the design and manufacture of the following products (limited to aftermarket sales):

         Center Fire Valve Cylinder Head Kite and Accessories for Chevrolet Big Block Engines; and


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         Strictly  subject to the  requirements  of  Section  10.1  hereof,  the non-exclusive, aftermarket use of the following Trademarks of Licensor solely upon the products to be manufactured pursuant to this agreement, to wit:

                           1.  "FEULING"

                           2.  "MAX FLOW" (for use with valves)

                           3.  "CENTER FIRE"

                           4.  "TORQUE POWER"

                           5.  "HIGH VELOCITY" (for use with ports)

         Section 1.3 "Developments" means any and all improvements and developments, whether or not patented, irrespective of the maker thereof, relating to or derived from the Technology or its use, including, without limitation, any process, method, technique or know-how.

         Section 1.4 "Patents" means any patents which may issue in the Territory on the Technology described in Section 1.2.1, and all renewals of such patents, if any.

         Section 1.5 "Territory" means worldwide.

         Section 1.6 "Aftermarket sale" means sales for use by individual owner of automobiles, trucks, recreational vehicles, static and/or stationary engines, and marine application (specifically subject to the limitations stated hereinbelow); and specifically precludes sales by Licensee to any OEM manufactures including, but not limited to, General Motors, Ford, and Chrysler.

         As to all marine applications, License grants to Licensee this License under the specific understanding and agreement that Licensee will sell exclusively to NORDSKOG, or to such other successor as solely designated by Licensor, under the terms and conditions attached hereto as Exhibit "C", including, but not limited to, Licensee payment to Licensor of a royalty of TEN PERCENT (10%) of all Moines received by Licensee from marine sales, which royalties to be paid separately and independently of the royalties required of Licensee under this Agreement, and which marine royalties shall be payable quarterly. Licensor retains all rights as stated hereinbelow and in Exhibit 'C', including, but not limited to, product inspection and accounting arising from marine sales under Exhibit 'C', for any such marine sales.

         Section 1.7 "Revenue(s)" means the invoice price contracted by Licensee in a bona fide commercial transaction between unaffiliated parties and shall not include freight charges, and/or taxes on the invoice price.

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                                   Article II
                  Grant of License; Disclosure of Developments

         Section 2.1 Grant. Subject to this Agreement's terms and conditions, the Licensor hereby grants to the extent that it lawfully may, to the Licensee, the right to use the Technology and the Developments disclosed under Section 2.2, for the manufacture and sale of Center Fire Two Valve Cylinder Head Kits and Accessories for Chevrolet Big Block Engines, solely for Aftermarket Sale, in the designated Territory, during the License Term set forth in Section 9.1. Licensor further grants a right of first refusal limited to any new Center Fire Two Valve Cylinder Head Kits and Accessories product. The Licensor specifically reserves all rights in and to the Technology other than the rights granted Licensee herein.

         2.1.1 Marking. Licensee agrees that all products sold pursuant to this license shall be clearly marked with the subject matter patent number (8) and/or designation of registered trademark (s).

         Section 2.2 Sublicenses/Assignment

         2.2.1 The license granted to the licensee under Section 2.1 does not include the right to sublicense the Technology and the Developments to others in the Territory without the express written permission of Licensor for such sublicenses which may be granted or denied at the sole discretion of Licensor. Any such sublicense, if allowed, shall be upon the same terms and conditions granted Licensee herein. The sole exception hereto is the agreed NORDSKOG (or successor) exclusive sale agreement, the terms of which are set forth in Exhibit 'C' hereto.

         2.2.2 The rights granted to Licensee hereunder are not assignable without the express, written consent of Licensor which may be granted or denied at the sole discretion of Licensor. Any such assignment, if allowed, shall be upon the same terms and conditions granted Licensee herein.

         Section 2.3 Reservation of Rights. Subject to the Licensee's right to use the same pursuant to the terms of this Agreement, the Licensor reserves all proprietary rights in and to all discoveries, inventions, patent rights, trade secrets, know-how or other proprietary data embodied in the Technology or the Developments. The Licensee agrees to receive and use the Technology and the Developments for the terms of the License granted under Section 9.1 and the subject to such reservation, and agrees to cease all use of Technology or Developments upon termination of such license. Licensee acknowledges that the Technology licensed herein is of a sensitive nature and is the trade secret and proprietary intellectual property of Licensor and hereby accepts Licensor's confidential disclosure to Licensee of the Technology pursuant to the terms of this contract.

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         Section 2.4 CARB or Federal  Requirements.  Licensee  acknowledges that the California Air Resources Board and/or other state and/or Federal agencies may require the Licensee and/or resellers of Licensee's products, to apply for and receive exemption status (50 state legal) allowing the products produces under license herein to be sold for aftermarket installation. Such requirements may change due to changes in the law from time to time. The parties hereto agree that the reasonable cost incurred is such requirements will be borne equally between the parties. In the event Licensee desires to engage in projects utilizing the Technology, which projects might require additional governmental requirements, such requirements will be borne by Licensee. Licensee acknowledges that any and all responsibility for ongoing compliance in manufacture is that of the Licensee.

                                   Article III
                           Commencement of Disclosure

         3.1 Deliveries. Subject to the terms and conditions of this Agreement, the Licensor shall, within 30 days after the signing of this Agreement, commence any additional disclosure of the Technology and Developments to the Licensee, by delivering to the Licensee copies of the Technology Documents and the drawings and other technical documentation in the Licensor's possession.

                                   Article IV
                               Parties Independent

         Section 4.1 Status of Parties. Nothing in this Agreement shall be construed to constitute the Licensee as the partner, employee or agent of the Licensor, not shall either party have any authority to bind the other party in any respect, it being intended that each shall remain an independent party, responsible only for its own actions.

                                    Article V
                                  Consideration

         Section 5.1 Initial Lease/Installment Payments. Licensor agrees to license the subject matter technology, sell the present inventory (Exhibit 'A') and lease the tooling (Exhibit 'B') to Licensee for the sum of $ 400,000.00, plus running royalties, and Licensee agrees to license the subject matter technology, buy the present inventory (Exhibit 'A') and lease the tooling (Exhibit 'B') from Licensor for the sum of $ 400,000.00, plus running royalties. Licensee shall pay $ 50,000.00 (non-refundable) to Licensor on September 16, 1997, with the remaining balance payable in twenty four equal monthly payments, plus interest calculated at eight percent (8%) per annum commencing December 1, 1997 and continuing on the first day of each following month until paid in full. Said payments, timely made, are agreed to be a material provision of this agreement. The tooling shall remain with Licensor's established vendors until the $ 350,000.00, plus

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interest,   balance  of  the   initial,   non-refundable   license/lease/royalty
pre-payment hereunder shall be paid in full. This Agreement shall also serve as a secured promissory not, with all Technology pledged for performance. Upon full
and  timely  payment  of  the  initial,   non-refundable   license/lease/royalty
pre-payment hereunder, licensee may purchase the tooling (Exhibit 'B') from Licensor for $ 1.00.

         Section 5.2 Running Royalty. In consideration of Licensor's disclosure of the Technology, and, in consideration for the scope of use license granted by the Licensor for continued use of the Technology, and the performance of the Licensor's other obligations under this Agreement, the Licensee shall pay to the Licensor running royalties equal to the percentages of 5% of the revenues for any and all products sold (except marine) by Licensee which utilize any of the Technology licensed to Licensee herein. Additionally, this License is subject to an agreed non-refundable, minimum monthly royalty payment, in the amount of $ 5,000.00. Said monthly minimum royalty shall be due on October 1, 1998 and on the first day of each month thereafter for the life of this License. Said minimum monthly royalty, as paid, may be applied toward the total running royalty payments due upon revenues (except for marine) during the quarter in which the month occurs, but may not be carried forward future occurring quarters. Running royalty payments shall be payable quarterly beginning one year from the date of execution of this License Agreement, i.e.: on August 1, 1998. The separate royalties payable for marine shall also be payable at the same time as the running royalties herein, but shall be paid by separate cheque and with separate accounting. The minimum monthly royalty shall not be credited to the quarterly marine running royalty payments.

         5.2.1 Quarterly running royalties payable under this License to be paid within 21 calender days after the end of each such quarter by bank check or wire transfer to Licensor's designated account.

         Section 5.3 Royalty Statements. All royalty payments shall be accompanied by royalty statements, certified by the Licensee and financial officer, setting forth the Net Revenues of the Licensee and the calculation of the amounts of royalties and other sums payable to the Licensor under this Agreement (including any currency conversion), all in such detail as the Licensor may reasonably request. Licensee shall provide separate payments and accounting for marine.

         Section 5.4 Payment. All payments tendered to the Licensor by the Licensee under this Agreement shall be made in United States dollars, without any deductions. Payments shall be made at the Licensor's address for receipt of notice under Section 11.2, or at such other address or deposited in such bank account as the Licensor may from time to time designate by notice to the Licensee.

         Section 5.5 Additional Consideration. Licensee agrees to sell products produced pursuant to this agreement to Licensor for the lowest price said products are offered to Licensee's best customers.

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         Section 5.6 Default  Remedies.  In the event of Licensee  insolvency or any breach of the terms herein, specifically including, the timely making of all payments required hereunder, then shall this agreement terminate (except for the confidentiality provisions hereinbelow), and all rights shall immediately revest in Licensor, including marine. All payments made to date of termination shall be deemed non-refundable royalties. Licensee shall have rights to cure any default as follows:

                  (a) Any default of payment (initial purchase or royalty), including, but not limited to, failure to timely pay or insufficient funds, shall be curable by Licensor's receipt of full payment of the amount due within three days of FAX notice of such default;

                  (b) Any other default hereof shall be curable by Licensee by fully complying within thirty (30) days notice by Licensor. Notice of any default shall be reasonably identified, as shall requirements for cure. Default Notice may be by FAX.

                                   Article VI
                                 Confidentiality

         Section 6.1 Nondisclosure of Confidential Information. The Licensee shall at all times during and after the term of this Agreement hold in the strictest confidence, and shall not directly or indirectly disclose to others, or use for any purpose other than as contemplated in this Agreement, any of the Technology or the Developments disclosed to the Licensee by the Licensor or as to the Developments of the Licensee. Notwithstanding the foregoing, the Licensee shall have the right to make disclosures of the Technology and such Developments on a strict "need-to-know" basis to the Licensee's employees, and, with the Licensor's prior approval, the Licensee's prospective suppliers and contractors, and to whom such disclosure is necessary for the performance of this Agreement; provided that the Licensee shall first obtain from each employee, supplier or contrived and their respective employee confidentiality agreements with respect to the Technology and such Developments in the form substantially similar to the requirements of this Agreement, and the Licensee shall promptly deliver copies of all such confidentiality agreements to the Licensor.

         Section 6.2 Exceptions. The Licensee shall not be held to a duty of confidentiality for any of the Technology or any of the Developments which:

         6.2.1 is, or becomes, generally known in the manufacturing industry by reason of a single integrated publication; or

         6.2.2 after its disclosure to the Licensee, is received by the Licensee in an integrated form from an independent third party whose disclosure of such Technology or Developments shall not constitute a direct or indirect breach by that third party of any duty of confidentiality owed to the Licensee.

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         6.3  Documents.  Licensor may designate as  confidential,  by legending prominently as such, any drawings, charts, blueprints, specifications, magnetic cards, films or other documentary or physical manifestation or disclosure of any of the Technology or the Developments (cooectively, the "Documents"). The Licensee shall legend prominently any Documents it may prepare which embody any Technology or Developments, to identify them as confidential trade secret proprietary information.

         Section 6.4 Licensor Confidentiality Obligations. The Licensor shall comply with the provision of confidentiality in Section 6.1 through 6.3 in connection with any disclosures of confidential information made to the Licensor.

         Section 6.5 Unique Character of Confidential Information. The Licensee acknowledges that the Technology and Developments to be disclosure by the Licensor are of a special and unique character which gives them a peculiar valve and that consequently any wrongful use or disclosure of the Technology or Developments will cause injury not readily measurable in monetary damages, and therefore irreparable. Accordingly, whether in court action or arbitration, the Licensor shall be entitled to the remedies of injunction, specific performance and other equitable relief to redress any such breach, and no proof of special damages shall be necessary for the enforcement of or for any action upon such obligations. Without limiting the generality of the foregoing, the Licensor shall have the right to require the surrender and return to the Licensor of all Technology and Developments disclosure by the Licensor, and all Documents and material related hereto.

         Section 6.6 Non Competition by Licensor. Licensor herein agrees that it will not compete with Licensee in the aftermarket sales of Center Fire Valve Cylinder Head Kits and Assemblies for Big Block Chevrolet Engine Applications, in the Field of Use, and for the term, granted herein to Licensee, so long as Licensee shall not be in breach of any term hereof. Upon breach, as stated above, all rights revest in Licensor, this non-compete shall automatically terminate as to Licensor, and Licensee shall cease and desist from any and all use.

         Section 6.7 Survival. The obligations of the Licensee and the Licensor under this Article VI shall, except as otherwise expressly provided, survive termination of this Agreement.

                                   Article VII
                       The Licensee's Conduct of Business

         Section 7.3 Compliance With Laws. The Licensee represents and warrants to the Licensor that in the Licensee's performance of its obligations under this Agreement, the Licensee shall indemnify the Licensor against any loss which the Licensor may incur as a result of any claim or demand which nay be made against the Licensor based upon the Licensee's failure to so comply.

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         Section 7.4 Insurance. as a material term, Licensee shall promptly (and prior to any sale of products using the Technology and/or taking possession of the inventory) cause its product liability, advertising claims and general liability insurance to be modified to name the Licensor as an additional insured. Licensee shall maintain such insurance in an aggregate amount not less than one million dollars (U.S. #1,000,000) during the term of the license granted under Section 2.1. The Licensee shall promptly provide the Licensor with a certificate of insurance from Licensee's insurance company evidencing such coverage and the naming of Licensor as also insured. Licensee shall indemnify and hold Licensor harmless from any and all claims arising from the Licensee's use of the Technology.

                                  Article VIII
                                  Infringement

         Section 8.1 Notice of Infringement.

                  8.1.1 The Licensee shall promptly notify the Licensor of any instance which comes to the Licensee's attention involving a possible misappropriation of any trade secret, or infringement of any Patent or other proprietary right of the Licensor, relating to the Licensed Technology or the Developments.

                  8.1.2 The Licensor shall make such inquiry as it deems appropriate. If, in its sole judgment, the Licensor elects to bring an infringement or misappropriation or other suit, the Licensee shall at the request of the Licensor, promptly lend all reasonable assistance to the Licensor, in the prosecution of such suit.

                  8.1.3 Nothing contained in this Agreement shall be construed as an obligation of the Licensor or the Licensee, to bring or to prosecute any suit or other proceeding against any third party for misappropriation of trade secrets, or infringement of any patent or other intellectual property rights.

         Section 8.2 Notice of Claims.

                  8.2.1. The Licensee shall give prompt notice to the Licensor of any claim, action or proceeding pending or threatened against the Licensee, alleging misappropriation of trade secrets or infringement of any patent or other proprietary rights asserted by a third party, based on the use by the Licensee or its sublicensees' use of the Technology or any Developments. If the Licensee's or any or its sublicensees' use of the Technology and Developments is in accordance with the provisions of this Agreement, and if the Licensor shall so request, the Licensee shall make, and shall cause its sublicensees to make, any practical modification of it's or their practice under the license or sublicense granted, amendment of this Agreement or other means (without the obligation of the Licensor or the Licensee to incur any material expense in request thereof) in order to avoid suit or reduce the potential adverse effect of any such claim or action.

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                  8.2.2  Licensor  knows of no prior  patents or prior art which would render the rights granted herein an infringement upon same. Nothing contained in this Agreement shall be construed as a warranty by the patent or other intellectual property rights of third parties, and the Licensor disclaims any such warranty.

                  8.2.3 Licensee is responsible for all costs related to or occurring from any returns of products produces by Licensee using the technology licensed herein whether returned for defective workmanship or part failures or defects covered by warranty or otherwise. As between the parties only, any design flaw, as noticed by Licensee to Licensor, and as supported by sufficient evidence, which would require a re-design, such re-design will be done by Licensor at no cost to Licensee. Nothing herein shall change Licensee's sole responsibility for defective workmanship, part failures, defects or product liability of any kind as to any and all third parties, of which Licensor is indemnified and held harmless.

                                   Article IX
                                Term; Termination

         Section 9.1 License Term. The initial term of the License granted under
Section 2.1 shall commence on the date of this Agreement and shall continue in perpetuity so long as Licensee adheres to the terms and conditions of this license agreement.

         Section 9.3  Termination.  The License  granted to the  Licensee  under
Section 2.1 may be terminated upon notice as follows:

                  9.3.1 by the Licensor, if the other party has materially breached or failed to punctually perform any of its duties or obligations under the Agreement and such breach remains uncured or such failure to perform continues for at least 30 days after the aggrieved party has given notice to the other party; or

                  9.3.2 by the Licensor, if the Licensee is insolvent or becomes the subject of a voluntary petition in bankruptcy for its reorganiization or liquidation, or makes any assignment for the benefit of its creditors, or if a trustee or receiver of its property is appointed, or if the Licensee takes or is subjected to any other similar action based upon its inability to meet its financial obligations; or

                  9.3.3 by the Licensor, if the Licensee assigns this Agreement or any of its rights under this Agreement without obtaining the Licensor's prior written consent; or

                  9.3.4 by the Licensor, if there is a sale of substantially all of the assets or a majority of the shares of the Licensee; or

                  9.3.5 by the Licensor, if the aggregate running royalties to be received by the Licensor under Article V, during any one year period, commencing for calendar year 1998, shall be less than one hundred thousand dollars [S $ 100,000] in total, including separate..........

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         Section 9.4 Effects of  Expiration or  Termination.  If the term of the
License granted to the Licensee under Section 2.1 or if the shall License is terminated, all rights of the Licensee under the License shall cease and the Licensee shall cease to use any part of the Technology or the Developments and shall immediately return and surrender to the Licensor all of the Technology, the custom-made machinery, the developments disclosed by the Licensor, any and
all  Documents  and  all  other  tangible   disclosures  of  the  Technology  or
Developments, including the separate marine license, which shall then vest in Licensor.

         Section 9.5 Obligations Surrounding Termination. Not-with- standing any termination of the License granted to Licensee under Section 2.1, and any exercise by either party of any rights or remedies hereunder, the following rights and obligations shall survive any such termination or exercise of rights to the degree necessary to permit their complete fulfillment or discharge:

                  9.5.1 the Licensor's right to receive or recover, and the Licensee's obligation to pay, the amount of all royalties and other sums payable under Article V which is vested in, accrued or accruable at the time of termination or exercise of such rights, and any adjustments in payments required thereafter as a result of any audits under Section 7.2; and

                  9.5.2 Article VI, and any subsequent undertaking or agreement, that may be in effect at the time of termination with respect to the maintenance of the confidentiality or secrecy of the Technology and or the Developments and covenant not to complete; and

                  9.5.3 any rights or remedies of either party under Article VIII or X and any cause of action or claims of either party whether or not accrued at the time of termination, because of any breach of or failure to perform any obligation under this
Agreement.

                                    Article X
                                   Trademarks

         10.1 The Licensee acknowledges the validity of all trademark registrations and applications in the USA and/or foreign countries, owned by the Licensor and herein licensed for use to Licensee for the term of, and pursuant to the terms of this Agreement. The Licensee further acknowledges that the Licensor is the sole owner of the entire right, title, and interest in and to the trademarks covered by these registrations and/or applications hereinafter called "Mark or Marks," and any and all goodwill in said Marks now or in the future.

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         The  Licensee  shall  not do any thing or  commit  any act which  might prejudice or adversely affect the vitality of the marks and any such act shall be considered a material breach of this agreement. Licensee shall cease to use the marks, or ant similar marks, in any manner on the expiration or other termination of this Agreement.

         The Licensee further agreed that it will do nothing inconsistent with such Licenseeship and that all use of the marks by Licensee shall inure solely to the benefit of, and be on behalf of Licensor. Licensee agrees to be bound by the requirements of this Section 10 for the duration of the term of the license granted herein. Quality in Mark and Technology is a material provision of this Agreement.

         10.1 (a) Quality Standards

         Licensee agrees that the nature and quality of all services rendered by Licensee in connection with the Mark/Technology; all goods sold or used by Licensee under the Mark/Technology; and all related advertising, promotional and other related uses of the Mark/Technology by Licensee shall conform to the quality standards set by, and be under the control of, Licensor. Nothing herein shall be deemed an acceptance by Licensor of any responsibility for the product liability.

         10.2 (b) Quality Maintenance

         Licensee agrees to cooperate with Licensor in facilitating Licensor's control of such nature and quality, to permit reasonable inspection of Licensee's operation, and to supply Licensor with specimens of all uses of the Mark/Technology upon request. Nothing herein shall be deemed an acceptance by Licensor of any responsibility for product liability.

         10.1 Form of Use

         Licensee agrees to use the Mark only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and not to use any other trademark or service mark in combination with the Mark without first obtaining the prior written approval of Licensor.

                                   Article XI
                               General Provisions

         Section 11.1 Notices. All notice required or permitted under this Agreement shall be in writing and shall be effective upon personal delivery to or being sent by registered or certified mail, return receipt requested, postage fully prepaid and addressed to the respective parties at their addresses set forth below or to any other address designated by the parties at a later date:

                                    TK 11 JF
                                    Initials

         Licensor:         Feuling Advanced Technologies, Inc.
                           c/o  Gilliam, Duncan & Harms
                           4565 Ruffner Street, Suite 200
                           San Diego, California  92111

         Licensee:         Thomas Klein, President
                           Klein Engineered Competition Components, Inc.
                           1207 North Miller Road
                           Tempe, Arizona  85281

         Section 11.2 Binding Effect. The Agreement shall be binding upon and shall inure to the benefit of the Licensor and the Licensee and of their respective successors and permitted assigns.

         Section 11.3 Waiver.

         (a) Requirements of Writing - No waiver of, acquiescence to , or consent to any breach of or default of any term or condition contained in this Agreement by Licensor shall be of any force or effect unless same is in writing, specifically identified, and signed by Licensor.

         (b) No Implied Waiver - No waiver of, acquiescence to, or consent to any breach of or default of any term or condition contained in this Agreement by Licensor pursuant to subparagraph (a), above, shall be deemed, express or implied, generally or specifically, to be a waiver, consent, or acquiescence to any other breach or default.

         (c) No delay or omission in the exercise of any right or remedy by Licensor shall impair such right or remedy or be construed as a waiver. A consent by Licensor to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

         Section 11.4 Severability. If for any reason in any jurisdiction in which any provision of this Agreement is sought to be enforced, any one or more of the provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California with all applicable contracts deemed made and to be performed wholly in that State. The federal law and public policy of the United States of America shall not govern this Agreement or a fact of its interpretation, save as to operation of Licenses under U.S. Patents. The venue for the interpretation and or enforcement of any provision of this agreement is mutually agreed by the parties hereto to be proper court of jurisdiction located in San Diego, California.

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                                    Initials
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         Section 11.6 Legal Fees and Costs.  The prevailing  party to any action to interpret and or enforce any provision of this Agreement shall be intitled to recover from the unsuccessful party(ies) to this Agreement, all costs, expenses and actual attorney's fees relating to the enforcement of, interpretation of, or any litigation, arbitration, mediation or private settlement, relating to this Agreement, in addition to any other relief that may be afforded.

         Section 11.7 Accounting/Audit/Inspection. For the term of this License, Licensee shall maintain true, accurate and complete books and records of all transactions and uses of the Technology, including sales made under the separate marine agreement (Exhibit 'C'). Licensee shall make quarterly reports of gross revenues and costs, concurrently with the royalty statements. Licensor shall have the right to inspect such books and records at any time, with fourty-eight hours notice to Licensee. Licensee hereby agrees that court order for production of accounting, in the event of Licensee's failure to produce the records ad required hereunder, may be granted. Licensor shall have the right to audit all books and records, not more than once per year. Such audit will be conducted by a representative of Licensor's sole choice, and will be paid for by Licensor, except in the event that such audit reveals an under-reporting of three percent (3%) or greater, in which event Licensee shall pay all costs of audit. Licensee and Licensor shall promptly pay any adjustment required between them as a result of any such audit. True, accurate and complete books and records, as well as audit and inspection rights are a material provision of this License Agreement.

         Section 11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The headings contained in this Agreement have been inserted for convenience of reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.

         Section 11.8 Challenge. A legal challenge to the validity of any patent, trademark, or the other Technology licensed herein shall be a material breach of this agreement should such a challenge be unsuccessful and/or should Licensee not prevail in such an action.

         Section 11.9 Drafting Ambiguities. Each party to this Agreement and its counsel have reviewed and revised this Agreement or has had the opportunity to do so. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

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         Section 11.10 Entire  Agreement.  This  Agreement,  which  includes its
Addendums,  and  Exhibits,  constitutes  the  entire  agreement  of the  parties
relating  to  its  subject   matter,   supersedes  all  prior  oral  or  written
understanding or agreements regarding that subject matter and may not be amended, modified or canceled except by a written instrument executed by both the Licensor and Licensee.

         IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this Agreement in duplicate as of July 29, 1997 and affixed the corporate seal of the parties hereto. The signatories of the respective parties hereto, by affixing their signatures to this agreement, each individually warrant their ability to bind the party on whose behalf they are executing this agreement.

                                    LICENSOR:

                                    FEULING ADVANCED TECHNOLOGY, INC.



                               By:  /s/ James J. Feuling
                                    ------------------------------------
                                    James J. Feuling,
                                    President

                                    LICENSEE:

                                    KLEIN ENGINEERED COMPETITION COMPONENTS INC.


                               By:  /s/ Thomas Klein
                                    ------------------------------------
                                    Thomas Klein,
                                    President